Exhibit 99.1

Fred's Reports December Sales

  December comparable store sales rise 1.4% on the continued strength of Fred's pharmacy department
  Jerry Shore, Chief Financial Officer, assumes additional duties as Chief Operating Officer
  Company revamps its merchandising and marketing team and strategy; Chief Executive Officer Bruce Efird to lead the team
  Fred's engages financial advisors to explore strategic opportunities to enhance shareholder value

MEMPHIS, Tenn.--(BUSINESS WIRE)--January 9, 2014--Fred's Inc. (NASDAQ:FRED) today reported sales for the five-week fiscal month of December and the 11-month year-to-date period ended January 4, 2014.

Fred's total sales for the month were essentially flat at $209.5 million versus sales of $209.9 million in December 2012. Comparable store sales for the month increased 1.4% versus a decline of 4.2% in the same period last year.

Fred's total sales for the year-to-date period increased 1% to $1.805 billion compared with $1.782 billion for the same period last year. On a comparable store basis, year-to-date sales increased 0.9% versus a decline of 1.4% in the same period last year.

Commenting on the announcement, Bruce A. Efird, Chief Executive Officer, said, "While December sales were in the range of our expectations, they were driven primarily by the strong performance of our Pharmacy department, as the discretionary departments in general merchandising fell short of plan. The positive impact from our reconfiguration plan continued in December, driven mainly by our Hometown Auto & Hardware department. However, in spite of the success of our reconfiguration program, Fred's 2013 fourth quarter promotional strategy, which was centered on Black Friday, did not produce the incremental gains we expected. As a result, we now expect fourth quarter earnings per share to be flat to up modestly compared with the comparable 13-week period last year.

"To address the challenges and opportunities coming out of the fourth quarter," Efird added, "the merchandising and marketing team has been revamped and now will report directly to me. We have developed new pricing, marketing, inventory management and profit strategies that are designed to drive greater profitability throughout the year, with a key goal of re-energizing fourth quarter results in 2014. At the same time, we will continue to implement the successful elements of our reconfiguration plan, adding 150 to 200 conversions in 2014 and aggressively continuing our pharmacy expansion, which will reach 60% penetration of total stores by year end 2014."

In support of these strategic initiatives, the Company is promoting Jerry Shore to the position of Chief Operating Officer. Shore also will continue his responsibilities as Chief Financial Officer. As a result of this change, the Company will benefit more comprehensively from Shore's demonstrated financial and managerial expertise. Concurrently, CEO Bruce Efird will have the needed time to manage the Company's ongoing efforts to improve its general merchandise offering.

Additionally, the Board has retained BofA Merrill Lynch and Peter J. Solomon Company to review strategic opportunities to enhance shareholder value.

During December, Fred's opened two stores with pharmacies and two Xpress pharmacy locations.

Fred's, Inc. has 701 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred's Inc.
Jerry A. Shore, 901-362-3733, ext. 2217
Executive Vice President and
Chief Financial Officer